Investor and Media Relations: Marty Tullio, Managing Partner McCloud Communications, LLC 949.553.9748 marty@mccloudcommunications.com

CNS Response Closes Initial $2 million Financing; Tommy Thompson and John Pappajohn Join Board of Directors

Costa Mesa, CA – August 27, 2009 – CNS Response, Inc. (OTCBB: CNSO) (the “Company”) today announced that it has completed a closing of its private placement, resulting in gross proceeds to the Company of approximately $2,000,000.  The Company sold approximately 38 Units to six investors at a price of $54,000 per Unit, with each Unit consisting of 180,000 shares of the Company’s Common Stock and a five-year, non-callable warrant to purchase 90,000 shares of the Company’s Common Stock at an exercise price of $0.30 per share.   The shares of common stock and warrants are immediately separable and will be issued separately.

Additionally, under the terms contained in the Company’s three existing bridge note facilities aggregating $1,700,000, the bridge notes and accrued interest have been automatically converted into approximately 6,050,000 shares of the Company’s common stock.

Proceeds from the transaction will be used for general corporate purposes, including clinical trial expenses, research and development expenses, and general and administrative expenses.

The Company also announced that Tommy Thompson and John Pappajohn have been appointed to the Board of Directors (“Board”).  Mr. Thompson, the former Health and Human Services Secretary and four-term Governor of Wisconsin is a partner at the law firm of Akin Gump Strauss Hauer & Feld.  He serves on the board of directors of two publicly-held companies, CR Bard and Centene Corporation, and is the Chairman of AGA Medical Corporation, a privately-held company.  Mr. Thompson served as HHS Secretary from 2001 to 2005 and is one of the nation's leading advocates for the health and welfare of all Americans.

Mr. Pappajohn has, since 1969, been the President and owner of Pappajohn Capital Resources, a venture capital firm, and President and owner of Equity Dynamics, Inc., a financial consulting firm, both located in Des Moines, Iowa.  He serves on the board of directors of a number of public companies, including American CareSource, PharmAthene, Spectrascience, CareGuide, Inc., (formerly Patient Infosystems, Inc.),  and ConMed Healthcare Management.

“This private placement and the addition of Tommy Thompson and John Pappajohn to our Board represents a significant step forward for CNS Response,” said George Carpenter, CNS Response CEO.  “With the health care challenges being faced by patients and payers alike, we think the time has come for objective, personalized medicine in psychiatry.   We intend to use these proceeds to expand our research and our commercial capability, with the ultimate goal of making referenced-EEG® the standard of care in treatment-resistant mental disorders.”

This press release does not constitute an offer to sell or the solicitation of an offer to buy nor will there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction.

Additional Information and Where to Find It
This release may be deemed to be solicitation material in respect of the matters to be considered at the Company’s 2009 Annual Meeting of Stockholders, the purported special meeting called by Leonard Brandt or any consent solicitation undertaken by Brandt. The Company intends to file a proxy statement with the Securities and

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CNS Response Closes Initial $2 million Financing; Tommy Thompson and John Pappajohn Join Board of Directors

Exchange Commission (“SEC”) in connection with its Annual Meeting. CNS SECURITYHOLDERS ARE URGED TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED OR THAT WILL BE FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Securityholders will be able to receive the proxy statement and other relevant documents free of charge at the SEC’s website at www.sec.gov or from the Company at 2755 Bristol Street, Suite 285, Costa Mesa, CA 92626.

Participants in Solicitation
CNS and its directors (other than Leonard J. Brandt) and executive officer (George Carpenter, who also serves as a director) may be deemed to be ‘participants’ in the solicitation of proxies or consents in respect of the matters to be considered at the Company’s 2009 Annual Meeting of Stockholders, the purported special meeting called by Leonard Brandt, or any consent solicitation undertaken by Brandt. Securityholders may obtain information regarding the names, affiliations and interests of such individuals in CNS’s Form 10-K and Form 10-K/A filings with the SEC on January 13, 2009 and January 28, 2009, respectively.  To the extent holdings of CNS securities of the participants have changed since the amounts reflected in those filings, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 or Form 5 filed by those persons with the SEC. Additional information regarding the interests of these persons in these matters will be included in the Company’s definitive proxy statement.

About CNS Response
Today, most physicians are able to base treatment on objective test data, such as EKGs, MRIs, blood tests, etc.  Broadly speaking, such advances have not yet come to those physicians practicing psychiatry.

CNS Response has developed a patented data-analysis capability that, with the help of a simple, non-invasive EEG, will analyze a patient’s brain waves and compare the results to an extensive patient outcomes database. The process produces a rEEG® report providing a psychiatrist with guidance to personalize medication regimens for a patient, based on the patient’s own brain physiology. To read more about the benefits this patented technology provides physicians, patients and insurers, please visit the CNS Response website, www.cnsresponse.com.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995
Except for the historical information contained herein, the matters discussed are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended. These statements involve risks and uncertainties as set forth in the Company's filings with the Securities and Exchange Commission. These risks and uncertainties could cause actual results to differ materially from any forward-looking statements made herein.

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